EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 3, 2014 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Resolute Forest Products Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP(1)

Montreal, Canada

March 3, 2014

[1]	CPA auditor, CA, public accountancy permit No. A113048